UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                      February 14, 2005  (February 18, 2005)

O’Sullivan Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-31282	43-0923022
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Mansell Court East, Suite 100, Roswell, Georgia		30076
(Address of principal executive offices)		(ZIP Code)

Registrant's telephone number, including area code (678) 939-0800

1900 Gulf Street, Lamar, Missouri 64759
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                Costs Associated with Exit or Disposal Activities.

         On February 14, 2005, O’Sullivan management announced the closure of the company's Australian operations. This decision was made based on an assessment of the business and the determination that sales in the region were not sufficient to support the infrastructure required. This action will result in the severance of approximately 17 employees and the closing of the sales office, warehouse, and two retail outlets. The winding down of the operations will be completed by June 30, 2005. Management is currently reviewing alternative means to service customers in this region.

         As a result of the closing of the Australian operations, O’Sullivan expects to incur expenses between $1.5 million and $2.2 million. Of this amount, between $400,000 and $700,000 will represent cash charges related to severance, termination of leases and other agreements, and costs to administer the winding down of these operations. Between $1.1 million and $1.5 million will be used as a reserve against our inventories in Australia. The reserve against the Australian inventories will be a non-cash charge.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O'SULLIVAN INDUSTRIES, INC.

Date: February 18, 2005	/s/ Rick A. Walters
Rick A. Walters Executive Vice President and Chief Financial Officer